Exhibit 99.1

Golden Enterprises Announces Quarterly Results

BIRMINGHAM, Ala.--(BUSINESS WIRE)--January 7, 2010--Golden Enterprises, Inc.’s (NASDAQ: GLDC) Board of Directors today declared a quarterly dividend of $.03125 per share payable January 27, 2010 to stockholders of record on January 15, 2010.

Golden Enterprises, Inc.’s basic and diluted income per share for the thirteen weeks ended November 27, 2009 was $.06 compared to $.06 for the thirteen weeks ended November 28, 2008. Last year’s second quarter included the sale of surplus properties in Marietta, Georgia and Nashville, Tennessee which contributed $.04 to net income. Operating income increased $696,233, from $353,614 to $1,049,847. Net sales for the quarter were $31,452,068 up 7.9% from the comparable period in fiscal 2009.

For the twenty-six weeks ended November 27, 2009, total net sales were $64,044,230 up 8.5% compared to last year. The basic and diluted income per share was $.15 compared to $.09 last year. The Company maintained healthy earnings for the twenty-six weeks ended November 27, 2009 by executing our business model of profitable growth in a recovering economy.

The following is a summary of net sales and income information for the thirteen weeks and twenty-six weeks ended November 27, 2009 and November 28, 2008.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	November 27,	November 28,	November 27,	November 28,
	2009	2008	2009	2008
Net sales	$31,452,068	$29,155,330	$64,044,230	$59,006,018

Income before income taxes	1,015,309	1,125,764	2,677,244	1,706,587
Income taxes	331,301	427,646	953,352	654,003
Net income	$684,008	$698,118	$1,723,892	$1,052,584

Basic and diluted income per share	$0.06	$0.06	$0.15	$0.09

Basic weighted shares outstanding	11,746,632	11,757,956	11,746,632	11,770,671

Diluted weighted shares outstanding	11,746,632	11,757,956	11,746,632	11,770,671

This News Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those forward-looking statements. Factors that may cause actual results to differ materially include price competition, industry consolidation, raw material costs and effectiveness of sales and marketing activities, as described in the Company’s filings with the Securities and Exchange Commission.

CONTACT:
Golden Enterprises, Inc.
Patty Townsend, 205-458-7132